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                             Citizens Advisers, Inc.


                                                                    July 1, 2000

Citizens Funds
230 Commerce Way, Suite 300
Portsmouth, NH  03801

Ladies and Gentlemen:

         As you know, we and certain of our affiliates currently provide advisory, administrative, distribution, and other services to the several series of Citizens Funds (the "Trust"). We hereby agree with the Trust that for each class of shares of each series of the Trust listed on Schedule 1 to this letter, we will reimburse that series for all expenses (other than Excluded Expenses, as defined below) payable by that series for each such class described in the Trust's Registration Statement on Form N-1A as filed with the Securities and Exchange Commission, as in effect from time to time, to the extent necessary so that the series' aggregate expenses for each such class, net of waivers, would not exceed on a per annum basis the percentage of average daily net assets specified for that series on Schedule 1. Reimbursement of each series' expenses will be made at least annually or at such other times as may be mutually agreed upon between the Trust and Citizens Advisers, Inc.

         Excluded Expenses means (a) taxes, (b) interest, (c) brokerage commissions, and (d) extraordinary expenses, such as litigation.

         The agreements in this letter shall take effect on the date hereof, and shall remain in effect as to each series on Schedule 1 until June 30, 2001.

         Please sign below to confirm your agreement with the terms of this letter.


                                        Sincerely,

                                        Citizens Advisers, Inc.


                                        By:
                                           ------------------------------------
                                           John L. Shields
                                           President and Chief Executive Officer


Agreed:
Citizens Funds

By:----------------------------
   Azie Taylor Morton
   Chair
                                                                      Schedule 1
                                                                      ----------

      1. Working Assets Money Market Fund, Standard shares: 1.50% of the first $40 million of assets and 1% thereafter.

      2. Working Assets Money Market Fund, Institutional Class shares: No contractual limit.

      3. Citizens Income Fund, Standard shares: 1.45% of the first $100 million and 1.25% thereafter.

      4.  Citizens Emerging Growth Fund, Standard shares: No contractual limits.

      5. Citizens Emerging Growth Fund, Administrative Class shares: 1.55% of assets.

      6. Citizens Emerging Growth Fund, Institutional Class shares: 1.30% of assets.

      7.  Citizens Global Equity Fund, Standard shares: 2.05% of assets.

      8. Citizens Global Equity Fund, Administrative Class shares: 1.68% of assets.

      9. Citizens Global Equity Fund, Institutional Class shares: 1.39% of assets

      10. Citizens Index Fund, Standard shares: 1.39% of assets.


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      11. Citizens Index Fund, Administrative Class shares: 0.99% of assets.

      12. Citizens Index Fund, Institutional Class shares: 0.74% of assets.

      13. Citizens Small Cap Index Fund, Standard shares: 1.39% of assets.


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